Exhibit 99.3

Investor Fact Sheet NYSE: NJR

NJR CONTACTS:
JOANNE FAIRECHIO, DIRECTOR, INVESTOR RELATIONS	732-378-4967
DENNIS PUMA, MANAGER, INVESTOR RELATIONS	732-938-1229
PATRICK MIGLIACCIO, TREASURER	732-938-1114

October 23, 2013

NJR CLEAN ENERGY VENTURES INVESTS IN ITS FIRST ONSHORE WIND FARM

Executes on Strategy of Diversifying Clean Energy Portfolio

OVERVIEW

On October 23, 2013, NJR Clean Energy Ventures (CEV), a subsidiary of New Jersey Resources (NJR), announced the acquisition of its first onshore wind farm project. Named for the Montana town it is adjacent to, the 9.7-megawatt (MW) Two Dot utility scale wind farm project was purchased from OwnEnergy, Inc. CEV’s approximate 19 percent ownership interest in OwnEnergy provides it with the option to purchase projects that fit its investment profile. Two Dot is the first OwnEnergy project purchased by CEV. CEV will invest approximately $22 million and be responsible for constructing, owning and operating the wind farm. The energy produced will be sold to NorthWestern Energy (NWE) under a 25-year power purchase agreement (PPA). NJR expects the project to qualify for a 10-year federal production tax credit (PTC) based on energy production. All PTCs generated will be utilized by NJR. CEV expects the Two Dot wind farm will be complete and operational by the summer of 2014.

PROJECT DETAILS

Location: Wheatland County, Montana, adjacent to the town of Two Dot, approximately 93 miles east of the capital city of Helena. The site consists of 176 acres leased from a single land owner.

Description: Six General Electric 1.62 MW, 87-meter rotor wind turbines with total capacity of 9.7 MW.

Contractor: Mortenson Construction will provide project engineering, procurement, and construction.

Proposed Customer: The energy and all renewable attributes will be sold to NorthWestern Energy, an electric and natural gas utility headquartered in Sioux Falls, South Dakota, serving over 673,000 customers in Montana, South Dakota, and Nebraska.

Montana is a renewable portfolio standard state where a utility must purchase 15 percent of its supply from renewable energy sources by 2015.

Total Investment: Approximately $22 million.

Estimated Construction Start Date: Construction of the turbine foundations and delivery of the wind turbines are expected to be completed by the end of December 2013.

Projected Earnings Impact: The Two Dot wind farm is expected to contribute $0.02-$0.04 per share on an annual basis beginning in fiscal 2015.

ABOUT NEW JERSEY RESOURCES

New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that provides safe and reliable natural gas and renewable energy services, including transportation, distribution and asset management. With annual revenues of $2 billion, NJR is comprised of five key businesses:

•	New Jersey Natural Gas, NJR’s principal subsidiary, operates and maintains 7,000 miles of natural gas transportation and distribution infrastructure to serve approximately half a million customers in New Jersey’s Monmouth, Ocean and parts of Morris and Middlesex counties.

•	NJR Clean Energy Ventures is a leading renewable energy company that invests in, owns and operates solar and onshore wind projects with a total capacity in excess of 54 megawatts, providing residential and commercial customers with low carbon solutions.

•	NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides customized energy solutions to its customers across North America.

•	NJR Home Services is a provider of heating, central air conditioning, standby generators, solar and other indoor and outdoor comfort products to nearly 130,000 residential homes and businesses throughout New Jersey.

•	NJR Midstream invests and maintains an equity ownership in a natural gas storage facility and a transportation pipeline, and serves companies from local distributors and producers to electric generators and wholesale marketers.

NJR and its more than 900 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®.

FORWARD LOOKING STATEMENTS

This investor fact sheet contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should,” “will” and similar expressions may identify forward-looking information and such forward-looking statements are made based upon management’s current expectations and beliefs as of this date concerning future developments and their potential effect upon NJR. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on NJR will be those anticipated by management. Forward-looking information in this filing includes, but is not limited to, certain statements regarding the size of CEV’s investment in the Two Dot wind farm, estimates regarding the date of completion of the wind farm and CEV’s qualification for PTCs related to Two Dot wind farm. Factors that could cause actual results to differ materially from the company’s expectations include, but are not limited to, weather and economic conditions; the ability to obtain governmental approvals and/or financing for the construction, development and operation of certain non-regulated energy investments; risks associated with our investments in renewable energy projects, including logistical risks and potential delays related to construction, permitting, regulatory approvals and electric grid interconnection, NJR’s eligibility for PTCs and operational risks related to projects in service. Additional information and other factors are set forth under the heading “Risk Factors” in NJR’s filings with the Securities and Exchange Commission (SEC) including its most recent Form 10-K and the Form 10-Q for the quarter ended March 31, 2013, filed on May 3, 2013. Information included in this fact sheet is representative as of today only and while NJR periodically reassesses material trends and uncertainties affecting NJR’s results of operations and financial condition in connection with its preparation of management’s discussion and analysis of results of operations and financial condition contained in its Quarterly and Annual Reports filed with the SEC, NJR does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

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